MGE Announces Plans to End Remaining Use of Coal

Plan to end the use of coal as a primary fuel at Elm Road will help MGE achieve its carbon reduction goals.

Madison, Wis., Nov. 3, 2021—Madison Gas and Electric (MGE) is taking another step toward its goal of net-zero carbon electricity with plans to eliminate coal-fired generation from its portfolio by 2035. This anticipated step will end the company’s investment in coal-fired power generation and advance its goal of deep decarbonization.

Future plans for Elm Road Generating Station

MGE is a minority owner of the Elm Road Generating Station in Oak Creek, Wisconsin, owning 8.33%. The approximately 1,230‐megawatt (MW) coal-fired plant is owned by WEC Energy Group, whose subsidiary serves as operator, and by WPPI Energy, Inc.

As majority owner, WEC Energy Group has announced plans to transition the Elm Road units to natural gas as their primary fuel source. This transition is expected to reduce the use of coal at Elm Road substantially by 2030 and to eliminate coal as an energy source at Elm Road by 2035.

"We have said since introducing our clean energy and carbon reduction goals—if we can go further faster, we will. By working with our partners to transition to natural gas as the primary fuel source, MGE expects to substantially reduce the use of coal at Elm Road by 2030 and to have no coal-fired power plants by 2035," MGE Chairman, President and CEO Jeff Keebler said. "Our continued transition away from coal and our significant investments in renewable energy represent our ongoing commitment to a cost‐effective clean energy transition that benefits all MGE customers and maintains MGE’s top-ranked electric reliability."

Ongoing transition away from coal-fired generation

MGE announced several years ago it was transitioning away from coal.

Earlier this year, MGE and its utility partners announced plans to retire the approximately 1,100-MW coal-fired Columbia Energy Center near Portage, Wisconsin, 15 years ahead of schedule.

By 2025, with the planned retirement of both units at Columbia, MGE will have eliminated approximately two-thirds of the company’s current coal-fired generation capacity. By 2030, the company’s remaining use of coal is expected to be reduced substantially and by 2035, MGE is expected to eliminate coal as an energy source.

"Transitioning away from coal has been a priority since we established our ambitious carbon reduction goals, both in 2015 and in 2019, when we were one of the first utilities in the nation to announce plans to achieve net‐zero carbon by 2050," Keebler added. "In 2011, MGE eliminated coal at the only coal-fired power plant in which we have sole ownership, Blount Generating Station. Ten years later, with this next step at Elm Road, we look forward to being another step closer to a net-zero carbon energy future."

Working toward net-zero carbon

Consistent with global climate science, MGE expects to achieve carbon reductions of at least 65% by 2030 and net-zero carbon electricity by 2050. The company continues to transition its energy supply, with the estimated addition of nearly 400 MW of wind, solar and battery storage between 2015 and 2024. The elimination of coal-fired generation is another example of MGE moving further faster to accomplish our goals.

Strategies to achieve net‐zero carbon electricity
MGE's net‐zero carbon goal is consistent with climate science from the Intergovernmental Panel on Climate Change (IPCC) October 2018 Special Report on limiting global warming to 1.5 degrees Celsius. To achieve deep decarbonization, MGE is growing its use of renewable energy, engaging customers around energy efficiency and working to electrify transportation, all of which are key strategies identified by the IPCC.

About MGE

MGE generates and distributes electricity to 157,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to 166,000 customers in seven south-central and western Wisconsin counties. MGE's parent company is MGE Energy, Inc. The company's roots in the Madison area date back more than 150 years.

Contact

Kaya Freiman

Corporate Communications Manager

608-252-7276 | kfreiman@mge.com